UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2017

Date of Report (Date of earliest event reported)

DIAMANTE MINERALS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-55233	27-3816969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

203 - 1634 Harvey Avenue Kelowna, British Columbia	V1Y 6G2
(Address of principal executive offices)	(Zip Code)

250-860-8599

Registrant's telephone number, including area code

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure.

As of the deadline of June 30, 2017, Diamante Minerals, Inc. (the “Company”) had not contributed any of the $1,000,000 in cash to Mineracao Batovi Ltda (“Batovi”) required to earn up to a further 17.6% interest in Batovi pursuant to the Amended and Restated Joint Venture Agreement between the Company, Batovi and Dr. Charles Fipke, as detailed in the Company’s news release of January 27, 2017. As a result the Amended and Restated Joint Venture Agreement has terminated and the Company retains a 2.4% equity interest in Batovi.

In connection with the termination of the Amended and Restated Joint Venture Agreement, the Company has elected not to proceed with the offering of common stock that was registered under the Company’s registration statement on Form S-1 (SEC File No. 333-215779), as filed on January 27, 2017 and subsequently amended, and, in this regard has filed a request on Form RW for the SEC’s consent to the withdrawal of the registration statement.

The Company has been advised by Batovi that Batovi did not make the payments required to renew the mineral claims comprising the Batovi Diamond Project (the “Claims”) by the deadline of July 29, 2017. The Company is seeking advice from Brazilian counsel as to the implications of such non-payment. Although the website maintained by Brazil’s Departamento Nacional de Produção Mineral (National Department of Mineral Production; commonly referred to as the “DNPM”) indicates that the Claims are valid, the Company’s remains uncertain as to the status of the Claims and is concerned that the Claims will lapse due to the non-payment.

The Company is currently considering its options with regard to its future endeavours.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

99.1	News release dated August 18, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMANTE MINERALS INC.

DATE: August 18, 2017	By:	/s/ Chad Ulansky
Chad Ulansky
Chairman and Chief Executive Officer

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